Exhibit 99.1

Nuwellis Announces Pricing of $2.25 Million Public Offering of Series J Convertible Redeemable Preferred Stock and Warrants

October 13, 2023

MINNEAPOLIS, October 13, 2023 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a commercial-stage company focused on transforming the lives of people with fluid overload, today announced the pricing of a public offering of 150,000 units (the “Units”), with each Unit consisting of one share of the Company’s Series J Convertible Redeemable Preferred Stock, par value $0.0001 per share, with a liquidation preference of $25.00 per share (the “Series J Convertible Preferred Stock”), and one warrant (the “Warrants”) to purchase one-half of one (0.50) share of Series J Convertible Preferred Stock. The offering is expected to close on October 17, 2023, subject to customary closing conditions.

The purchase price for one Unit is $15.00, which reflects the issuance of the Series J Convertible Preferred Stock with an original issue discount. The Series J Convertible Preferred Stock has a term of three (3) years and is convertible at the option of the holder at any time into shares of the Company’s common stock at a conversion price of $1.01.

If any shares of our Series J Convertible Preferred Stock are outstanding at the end of the three-year term, then the Company will promptly redeem all of such outstanding shares of Series J Convertible Preferred Stock on a pro rata basis among all of the holders of Series J Convertible Preferred Stock commencing on the third-year anniversary of the closing date of this offering (the “Mandatory Redemption Date”) in cash, to the extent legally permissible under Delaware law, or, if redemption for cash is not legally permissible in duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock equal in number to the quotient obtained by dividing such unpaid amount by the closing price of the Company’s common stock on the Nasdaq on the Mandatory Redemption Date.

Dividends on the Series J Convertible Preferred Stock will be paid, if and when declared by the Board of Directors, in-kind (“PIK dividends”) in additional shares of Series J Convertible Preferred Stock based on the stated value of $25.00 per share at a dividend rate of 5.0%. The PIK dividends will be paid on a quarterly basis for three (3) years following the Closing Date to holders of the Series J Convertible Preferred Stock of record at the close of business on October 31, January 31, April 30, and July 31 of each year.

The Warrants have a term of three (3) years. Each Warrant will have an exercise price of $7.50 (50.0% of the public offering price per Unit) per one-half of one (0.5) share of Series J Convertible Preferred Stock and will be immediately exercisable.

Lake Street Capital Markets, LLC and Maxim Group LLC are acting as placement agents for the offering. The gross proceeds to Nuwellis from the offering, before underwriting discounts and commissions and offering expenses, are expected to be approximately $2.25 million. Nuwellis intends to use the net proceeds from the offering for working capital and for general corporate purposes.

The securities were offered pursuant to a registration statement on Form S-1, as amended (File No. 333-274610), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 29, 2023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering will be filed by Nuwellis with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Lake Street Capital Markets, LLC, Attn: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, MN 55402, by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com or Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota with a wholly owned subsidiary in Ireland.

About the Aquadex SmartFlow® System

The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2023 and beyond. Forward-looking statements in this press release include, without limitation, the ability of the Company to close the offering and the use of proceeds therefrom. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, the expected closing date of the offering and the expected use of proceeds from the offering, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:
Robert Scott
Chief Financial Officer, Nuwellis, Inc.
ir@nuwellis.com

Vivian Cervantes
Gilmartin Group LLC
vivian.cervantes@gilmartinir.com

Source: Nuwellis, Inc.